UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 7, 2009

LEGGETT & PLATT, INCORPORATED

(Exact name of registrant as specified in its charter)

Missouri	001-07845	44-0324630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 1 Leggett Road, Carthage, MO	64836
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 417-358-8131

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On December 7, 2009, the Compensation Committee of the Board of Directors of the Company approved amendments to the below benefit programs applicable to, among others, the Company’s chief executive officer, chief financial officer and all other named executive officers. The amendments apply prospectively to compensation earned in 2010.

Amendments to Executive Stock Unit Program.

The Committee approved amendments to the Executive Stock Unit Program (“ESU Program”). The ESU Program, established pursuant to the Company’s Flexible Stock Plan, is a retirement program that allows executives to make pre-tax deferrals of up to 10% of their compensation above certain thresholds through payroll deduction to acquire stock units at a 15% discount to market. Dividend equivalents are credited to executives’ accounts as stock units, also at a 15% discount. The Company matches 50% of the executive’s contribution and may match up to another 50% if certain “Return on Capital Employed” targets are met. Matching contributions are subject to vesting requirements. Stock units are typically converted to shares of common stock, on a one-to-one basis, and issued after retirement, death, disability or termination.

Stock Units under ESU Program may be settled in cash. Section 5.1 of the ESU Program specifies that stock units will be converted to shares of common stock upon distribution. Although the Company intends to continue to settle stock units under the ESU Program in shares of common stock, Section 5.1 was amended to allow the Company to distribute an executive’s account in cash rather than common stock. If settled in cash, the payment will be equal to the Fair Market Value (as defined in the Flexible Stock Plan) of such shares of common stock on the date they would have been issued.

Payment of withholding tax may be required in cash for Stock Unit distributions. Section 5.3 of the ESU Program provides that when stock units are distributed from an executive’s account, the Company will withhold from the common stock any amount required to pay applicable taxes, or alternatively, the executive may make arrangements to pay the taxes in cash. The Committee amended Section 5.3 to provide that the Company may, at any time, require the executive to settle the tax liability in cash. This clarifying addition conforms to the Flexible Stock Plan document.

Amendments to Deferred Compensation Program.

The Committee also approved amendments to the Company’s Deferred Compensation Program (the “DC Program”). The DC Program allows selected key employees to defer or forego future compensation, such as salary, incentive award and other cash compensation in exchange for any or all of the following:

•

Stock Units with dividend equivalents, acquired at 80% of the Fair Market Value of Company common stock on the dates the compensation otherwise would have been paid (upon distribution the stock units are typically converted into shares of common stock on a one-to-one basis);

•

At-market Stock Options with underlying common stock having an initial market value equal to five times the amount of compensation foregone at an exercise price equal to the closing price of the Company’s common stock on the last business day of December; and

•	Cash deferrals with an interest rate intended to be slightly higher than otherwise available for comparable investments.

Stock Options and Stock Units under the DC Program may be settled in cash. Although the Company intends to settle any option exercise and stock unit distribution under the DC Program in shares of Company common stock, Sections 4.4 and 5.3 were amended to allow the Company to settle an option exercise or stock unit distribution in cash rather than common stock. If settled in cash, payment will equal the Fair Market Value of such shares of common stock on the date they would have issued (for units) or on the exercise date (for options).

Payment of withholding tax may be required in cash for Stock Unit distributions. Section 5.3 of the DC Program provides that the Company will withhold from stock unit distributions the number of shares of common stock required to pay applicable taxes, or alternatively, the participant may make arrangements to pay such taxes in cash. The Committee amended Section 5.3 to provide that the Company may, at any time, require the participant to settle the tax liability in cash. This clarifying addition conforms to the Flexible Stock Plan document.

The description of the amendments to the ESU Program and DC Program are qualified in their entirety by (i) the Company’s 2005 Executive Stock Unit Program, as amended, effective December 31, 2009 attached as Exhibit 10.1; (ii) the Company’s Deferred Compensation Program, effective December 1, 2009 attached as Exhibit 10.2; and (iii) the Company’s Flexible Stock Plan, amended and restated, effective as of May 8, 2008, filed March 27, 2008 as Appendix C to the Company’s Proxy Statement; all of which are incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	The Company’s 2005 Executive Stock Unit Program, as amended, effective December 31, 2009.

10.2	The Company’s Deferred Compensation Program, effective December 1, 2009.

10.3	The Company’s Flexible Stock Plan, amended and restated, effective as of May 8, 2008, filed March 27, 2008 as Appendix C to the Company’s Proxy Statement, is incorporated by reference. (SEC File No. 001-07845)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGGETT & PLATT, INCORPORATED

Date: December 9, 2009	By:	/S/ JOHN G. MOORE
John G. Moore Vice President

EXHIBIT INDEX

Exhibit No.	Description

10.1	The Company’s 2005 Executive Stock Unit Program, as amended, effective December 31, 2009.

10.2	The Company’s Deferred Compensation Program, effective December 1, 2009.

10.3	The Company’s Flexible Stock Plan, amended and restated, effective as of May 8, 2008, filed March 27, 2008 as Appendix C to the Company’s Proxy Statement, is incorporated by reference. (SEC File No. 001-07845)